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                                                                     EXHIBIT 3.2

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          DELPHI FINANCIAL GROUP, INC.

               (originally incorporated on May 27, 1987 under the
                         name RSL Holding Company, Inc.)

         FIRST: The name of the Corporation is Delphi Financial Group, Inc.

         SECOND: The address of the registered office of the Corporation is Delphi Financial Group, Inc., 1105 North Market Street, Suite 1230, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of the registered agent of the Corporation in Delaware at such address is Delphi Financial Group, Inc.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "Delaware Corporation Law").

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is seventy million (70,000,000) shares, consisting of ten million (10,000,000) shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), forty million (40,000,000) shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and twenty million (20,000,000) shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock").

         Effective at the close of business on the date that this Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, and without further action on the part of the Corporation or the holders of its outstanding Common Stock, par value $.01 per share (the "Prior Common Stock"), each share of Prior Common Stock shall be automatically reclassified as and changed into two and four-tenths (2.4) shares of Class B Common Stock and each share or Prior Common Stock held in the treasury of the Corporation shall be cancelled and retired. Effective at the close of business on such date, each certificate representing shares of Prior Common Stock shall be deemed to represent the number of shares of Class B Common Stock into which the shares of Prior Common Stock represented thereby have been reclassified and changed. As promptly as practicable thereafter, the Corporation, upon delivery and surrender of existing certificates representing shares of Prior Common
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Stock by the holders thereof, which certificates, if the Board of Directors of the Corporation so requests, shall be duly endorsed to the Corporation in blank or accompanied by proper instruments of transfer to the Corporation (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), shall, subject to the other provisions of this Article FOURTH, issue and deliver or cause to be delivered to each such holder a certificate or certificates representing a number of shares of Class B Common Stock equal to two and four-tenths (2.4) times the number of shares of Prior Common Stock formerly represented by such existing certificate. In the event that a holder of a certificate or certificates formerly representing shares of Prior Common Stock shall be entitled to receive, in the aggregate, certificates representing a number of shares of Class B Common Stock including a fraction of a share of Class B Common Stock, then the number of shares of Class B Common Stock represented by the certificates issued to such holder shall be increased to the next larger whole number of shares of Class B Common Stock so that no fractional share shall be issued.

         The powers, preferences and rights, and the qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock, and the express grant of authority to the Board of Directors to fix by resolution the designations and the powers, preferences and rights of each share of Preferred Stock and the qualifications, limitations and restrictions thereof which are not fixed by this Certificate of Incorporation, are as follows:

A.       Class A Common Stock and Class B Common Stock

         1. Dividends, Etc.

         Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions, in cash, in property or in shares of stock or other securities, as may be declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. If and when dividends on the Class A Common Stock or Class B Common Stock are declared payable from time to time by the Board of Directors, whether payable in cash, in property, or in shares of stock or other securities, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends, except that, if dividends are declared that are payable in shares of Class
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A Common Stock or Class B Common Stock, dividends shall be declared that are payable at the same rate on both classes of stock and the dividends shall be payable in shares of Class A Common Stock on both the Class A Common Stock and Class B Common Stock, in shares of Class B Common Stock on both the Class A Common Stock and Class B Common Stock or in shares of Class A Common Stock on the Class A Common Stock and shares of Class B Common Stock on the Class B Common Stock as the Board of Directors of the Corporation shall determine. If the Corporation shall in any manner subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, have been subdivided or combined.

         2.   Voting.

              (a) Subject to the provisions of Paragraph 2(d), every holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy on all matters subject to vote at any meeting of stockholders for each share of Class A Common Stock standing in his name on the transfer books of the Corporation and every holder of Class B Common Stock shall be entitled to a number of votes equal to the Class B Number of Votes (as defined below) in person or by proxy on all matters subject to vote at any meeting of stockholders for each share of Class B Common Stock standing in his name on the transfer books of the Corporation. The 'Class B Number of Votes' shall mean, with respect to any such meeting of stockholders, the lesser of (x) the number of votes (with each share of Class B Common Stock having the same number of votes as each other share of Class B Common Stock) such that the aggregate of all outstanding shares of Class B Common Stock are entitled to cast 49.9% of all of the votes represented by the aggregate of all of the shares of Class A Common Stock and Class B Common Stock outstanding as of the record date for determining stockholders entitled to vote at such meeting or (y) ten (10) votes; provided, that if there are no shares of Class A Common Stock outstanding, the Class B Number of Votes shall be ten (10) votes. As a consequence of clause (x) above, the Class B Number of Votes may not equal a whole number, in which event the holders of Class B Common Stock will nonetheless be entitled to vote whatever fractional voting interests may result from such calculation, without rounding.

              (b)(i) The holders of Class A Common Stock shall vote separately as a class to elect one director. The remaining
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directors (other than directors to be elected by the holders of Preferred Stock or any series thereof voting separately as a class) shall be elected by the holders of Class A Common Stock and Class B Common Stock, voting together as one class or, if any holders of Preferred Stock are then entitled to vote together with the holders of Class A Common Stock and Class B Common Stock for the election of directors, together as a single class with such holders of Preferred Stock. The director to be elected by the holders of Class A Common Stock, voting separately as a class, pursuant to this clause (i) or designated by the Board of Directors pursuant to clause (iii) of this Paragraph 2(b), as the case may be, is hereinafter referred to as the "Class A Common Stock Director" and the directors to be elected pursuant to this clause (i) by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class or together as a single class with the holders of Preferred Stock then entitled to vote with the holders of Class A Common Stock and Class B Common Stock for the election of directors, as the case may be, are hereinafter referred to as the "Common Stock Directors."

             (ii) If, on the record date for any vote of stockholders with respect to the election of directors, the number of shares of Class A Common Stock which are issued and outstanding is less than ten percent (10%) of the total number of shares of Class A Common Stock and Class B Common Stock which are issued and outstanding, then the holders of Class A Common Stock shall not have the right to vote separately as a class to elect one director and all directors (other than directors to be elected by the holders of Preferred Stock or any series thereof voting separately as a class) shall be elected by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class or, if any holders of Preferred Stock are then entitled to vote together with the holders of Class A Common Stock and Class B Common Stock for the election of directors, together as a single class with such holders of Preferred Stock. If there is a Class A Common Stock Director in office at the time of any vote of stockholders pursuant to which directors are to be elected in the manner specified in this clause (ii), then no director shall, effective as of the time of such vote, be deemed to be a Class A Common Stock Director.

             (iii) The Board of Directors shall designate a director as the Class A Common Stock Director to comply with the requirements of clause (i) of this Paragraph 2(b), as the case may be, effective at such time as the number of issued and outstanding shares of Class A Common Stock is ten percent
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(10%) or more of the total number of the shares of Class A Common Stock and
Class B Common Stock which are issued and outstanding. Any director designated as a Class A Common Stock Director or a Common Stock Director shall hold office until his successor is elected and qualified in accordance herewith or until his earlier resignation, death or removal. Newly created directorships and vacancies in the Board of Directors resulting from death, resignation, removal from office or other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, provided that any person elected to fill a vacancy created by the resignation, death or removal of the Class A Common Stock Director shall be deemed to be the Class A Common Stock Director and any person elected to fill a vacancy created by the resignation, death or removal of a Common Stock Director shall be deemed to be a Common Stock Director. The Class A Common Stock Director may be removed without cause only by a vote of the holders of a majority of the issued and outstanding shares of Class A Common Stock. Common Stock Directors may be removed without cause only by a vote of the holders of shares then having the right to cast a majority of the votes with respect to the election of Common Stock Directors at a meeting at which all holders entitled to vote with respect to the election of Common Stock Directors are represented.

             (iv) If there are no shares of Class A Common Stock issued and outstanding, the holders of Class B Common Stock shall, together with the holders of Preferred Stock then entitled to vote with the holders of Class B Common Stock for the election of directors, elect all the directors of the Corporation and, if there are no shares of Class B Common Stock issued and outstanding, the holders of Class A Common Stock shall, together with the holders of Preferred Stock then entitled to vote with the holders of Class A Common Stock for the election of directors, elect all the directors of the Corporation (in each case, other than directors elected by the holders of Preferred Stock or any series thereof voting separately as a class).

         (c) Except as may be otherwise required by law or by this Certificate of Incorporation and subject to the voting rights, if any, to which the holders of Preferred Stock shall be entitled, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters.

         (d)  Anything contained in this Paragraph 2 to the
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contrary notwithstanding, each share of Class B Common Stock shall be entitled to only one (1) vote per share held unless the holder of such share shall have established to the satisfaction of the Corporation that such share of Class B Common Stock has been held continuously since its date of issuance by such holder or in nominee name for the benefit or account of the same named beneficial owner (as hereinafter defined) of such share or any Permitted Transferee (as defined in Paragraph 3(a) hereof) of such holder or beneficial owner. A holder of shares of Class B Common Stock who wishes to cast the Class B Number of Votes per share shall comply with the following procedure to effect a determination by the Corporation of his entitlement to such number of votes: if such holder's shares of Class B Common Stock are held of record by a nominee that is a broker or dealer in securities, a clearing house, a bank, trust company, savings and loan association or other financial institution, or a voting trustee or a nominee of any of the foregoing, the record holder of such shares shall file with the transfer agent for the Class B Common Stock a certificate on a form which will be mailed to such holder by such transfer agent on request, certifying, as to shares identified by such holder, the information specified in the first sentence of this Paragraph 2(d). If such record holder is not included in the categories mentioned in the immediately preceding sentence, such record holder shall file with the transfer agent for the Class B Common Stock an affidavit to the same effect as the certificate specified in the immediately preceding sentence. Any certificate or affidavit filed for the purposes hereinabove set forth shall be deemed filed for purposes of this Paragraph 2(d) only if received by the transfer agent not less than three (3) nor more than twenty (20) business days prior to the date of the meeting at which the holder desires to exercise such voting rights. If such certificate or affidavit is not timely filed or shall not establish to the satisfaction of the Corporation the facts stated herein, then such shares shall be entitled to one
(1) vote per share. The Corporation shall use its best efforts, if the Corporation believes such a certificate or affidavit does not establish to the Corporation's satisfaction the facts stated therein, to mail to the person filing such certificate or affidavit a notice to such effect within seven business days after the receipt by the transfer agent of any such certificate or affidavit. For the purposes of this Article FOURTH, a "beneficial owner" of any shares of Class B Common Stock shall mean, and shares of Class B Common Stock shall be deemed to be "beneficially owned" by, a person who, or an entity which, possesses the power, either singly or jointly, to direct the voting and disposition of such shares and "business day" shall
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                                       -7-

mean any day other than a Saturday, Sunday or day on which banks in the City of New York are authorized to close.

         3.   Transfer.

              (a) Upon transfer by a person holding shares of Class B Common Stock of record (hereinafter called a "Holder of Class B Common Stock") of shares of Class B Common Stock, such shares shall, upon such transfer, be converted into an equal number of shares of Class A Common Stock in the manner provided in Paragraph 4(b) below unless such transfer is to a Permitted Transferee, and the Corporation shall not register the transfer of such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee. A Permitted Transferee shall mean, with respect to each person from time to time shown as the record holder of shares of Class B Common Stock:

                  (i) In the case of a Holder of Class B Common Stock who is a natural person,

                  (A) The spouse of such Holder of Class B Common Stock, any lineal ancestor of such Holder of Class B Common Stock or of his or her spouse, any lineal descendant of a grandparent of such Holder of Class B Common Stock or of the spouse of such Holder of Class B Common Stock, and any spouse of such lineal descendant or lineal ancestor (which lineal ancestors, lineal descendants, their spouses, the Holder of Class B Common Stock, and his or her spouse are herein collectively referred to as the "Family Members" of the Holder of Class B Common Stock);

                  (B) The trustee of a trust (including a voting trust) exclusively for the benefit of such Holder of Class B Common Stock and/or one or more of his or her Permitted Transferees described in each subclause of this clause (i) other than this subclause (B), provided that such trust may also grant a general or special power of appointment to one or more of the Family Members of such Holder of Class B Common Stock and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estates of one or more of the Family Members of such Holder of Class B Common Stock payable by reason of the death of any of such Family Members;

                  (C) A corporation if all of the outstanding capital stock of such corporation is beneficially owned by, or a
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                                       -8-

         partnership if all of the partners are and all of the partnership interests are beneficially owned by, the Holder of Class B Common Stock and/or his or her Permitted Transferees determined under this clause
         (i), provided that if by reason of any change in the ownership of such stock or partnership interests, such corporation or partnership would no longer qualify as a Permitted Transferee, all shares of Class B Common Stock then held by such corporation or partnership shall, upon the election of the Corporation given by written notice to such corporation or partnership, without further act on anyone's part, be converted into shares of Class A Common Stock effective upon the date of the giving of such notice, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class A Common Stock; and

                  (D) The estate of such Holder of Class B Common Stock.

                  (ii) In the case of a Holder of Class B Common Stock holding the shares of Class B Common Stock in question as trustee pursuant to a trust (other than a trust described in clause (iii) of this Paragraph 3(a)), "Permitted Transferee" means (A) any person transferring Class B Common Stock to such trust and (B) any Permitted Transferee of any such transferor determined pursuant to clause (i) of this Paragraph 3(a).

                  (iii) In the case of a Holder of Class B Common Stock holding the shares of Class B Common Stock in question as trustee pursuant to a trust which was irrevocable on the date of initial issuance by the Corporation of shares of Class B Common Stock, "Permitted Transferee" means (A) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust, whether by power of appointment or otherwise and (B) any Permitted Transferee of any such person determined pursuant to clause (i) of this Paragraph 3(a).

                  (iv) In the case of a Holder of Class B Common Stock which is a corporation or partnership acquiring record and beneficial ownership of the shares of Class B Common Stock in question at the time of the initial issuance of such shares by the Corporation or entitled to acquire shares of Class B Common Stock upon the exercise of warrants outstanding at the time of initial issuance
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                                       -9-

         of shares of Class B Common Stock by the Corporation, "Permitted Transferee" means (A) any person who was, on the date of such issuance, a partner of such partnership, or stockholder of such corporation, (B) any person transferring such shares of Class B Common Stock to such corporation or partnership, (C) any corporation or partnership (x) of which such Holder directly or indirectly owns not less than two-thirds of the voting power (y) which owns directly or indirectly not less than two-thirds of the voting power of such Holder or (z) of which not less than two-thirds of the voting power is owned by a corporation or partnership which directly or indirectly owns not less than two-thirds of the voting power of such Holder, provided that if by reason of any change in the ownership of such stock or partnership interests, such corporation or partnership would no longer qualify as a Permitted Transferee, all shares of Class B Common Stock then held by such corporation or partnership shall, upon the election of the Corporation given by written notice to such corporation or partnership, without further act on anyone's part, be converted into shares of Class A Common Stock effective upon the date of the giving of such notice, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class A Common Stock and (D) any Permitted Transferee of any such person, partner or stockholder referred to in subclauses (A) and (B) of this clause (iv), determined under clause (i) of this Paragraph 3(a).

                  (v) In the case of a Holder of Class B Common Stock which is a corporation or partnership (other than a corporation or partnership described in clause (iv) of this Paragraph 3(a)) holding record and beneficial ownership of the shares of Class B Common Stock in question, "Permitted Transferee means (A) any person transferring such shares of Class B Common Stock to such corporation or partnership and (B) any Permitted Transferee of any such transferor determined under clause (i) of this Paragraph 3(a).

                  (vi) In the case of a Holder of Class B Common Stock which is the estate of a deceased Holder of Class B Common Stock, or which is the estate of a bankrupt or insolvent Holder of Class B Common Stock, which holds record and beneficial ownership of the shares of Class B Common Stock in question, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or
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                                      -10-

         insolvent Holder of Class B Common Stock as determined pursuant to clauses (i), (ii), (iii), (iv), (v) or (vii) of this Paragraph 3(a).

                  (vii) In the case of a Holder of Class B Common Stock holding record (but not beneficial) ownership of the shares of Class B Common Stock in question as nominee for the person who was the beneficial owner thereof at the time of the initial issuance of such shares by the Corporation, such beneficial owner and any Permitted Transferee of such beneficial owner (determined pursuant to clauses (i), (ii), (iii), (iv), (v) or (vi) of this Paragraph 3(a)) shall be Permitted Transferees.

              (b) Notwithstanding anything to the contrary set forth herein, any Holder of Class B Common Stock may pledge the shares of Class B Common Stock belonging to such Holder of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Paragraph 3. In the event of foreclosure or other action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Class A Common Stock.

              (c)  For purposes of this Paragraph 3:

                  (i) The relationship of any person that is derived by or through legal adoption while such person is a minor shall be considered a natural one.

                  (ii) Each joint owner of record of shares of Class B Common Stock shall be considered a Holder of Class B Common Stock with respect to such shares.

                  (iii) A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Holder of Class B Common Stock with respect to such shares.

                  (iv) Unless otherwise specified, the term "person" means both natural persons and legal entities.

                  (v) Without derogating from the election conferred upon the Corporation pursuant to subclause (C) of Paragraph 3(a)(i) above, each reference to a corporation or the Corporation shall include any successor
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                                      -11-

         corporation resulting from merger or consolidation; and each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner.

              (d) The Corporation shall note or set forth on the certificates for shares of Class B Common Stock the provisions set forth in this Paragraph 3 and in Paragraph 4 below.

         4.   Conversion of Shares of Class B Common Stock
              Into Shares of Class A Common Stock

              (a) Conversion of All Class B Common Stock. At any time after the initial issuance of shares of Class A Common Stock when the number of shares of Class B Common Stock which are issued and outstanding falls below five percent (5%) of the total number of shares of Class A Common Stock and Class B Common Stock which are issued and outstanding, or the Board of Directors and the holders of a majority of the outstanding shares of Class B Common Stock approve the conversion of all of the Class B Common Stock into Class A Common Stock, then, immediately upon the occurrence of either such event, each outstanding share of Class B Common Stock shall be converted into a share of Class A Common Stock. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class A Common Stock.

              (b) Conversion upon Transfer. In the event a holder of shares of Class B Common Stock sells, assigns, transfers, pledges or otherwise disposes of such shares other than to a Permitted Transferee as provided in Paragraph 3 above, then such sale, assignment, transfer, pledge or other disposition shall be deemed (i) an election by the holder thereof first to convert such shares of Class B Common Stock into shares of Class A Common Stock on a share-for-share basis, and (ii) a sale, assignment, transfer, pledge or other disposition of such shares of Class A Common Stock. Such conversion shall be deemed effective as of the time of such sale, assignment, transfer, pledge or other disposition. Upon presentation to the Corporation's transfer agent of the certificate or certificates representing such shares of Class B Common Stock, a certificate or certificates representing an equal number of shares of Class A Common Stock shall be issued in the name of the transferee or pledgee.

              (c)  Conversion at Option of Holder.  Subject to the
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                                      -12-

terms and conditions of this Paragraph 4(c), each share of Class B Common Stock shall be convertible at any time or from time to time, at the option of the holder thereof, at the office of any transfer agent for Class B Common Stock, and at such other place or places, if any, as the Board of Directors may designate, or, if the Board of Directors shall fail so to designate, at the principal office of the Corporation (attention of the Secretary of the Corporation), into one fully paid and nonassessable share of Class A Common Stock. Upon conversion, the Corporation shall make no payment or adjustment on account of dividends accrued or in arrears on Class B Common Stock surrendered for conversion or on account of any dividends on the Class A Common Stock issuable on such conversion. Before any holder of Class B Common Stock shall be entitled to convert the same into Class A Common Stock, he shall surrender the certificate or certificates for such Class B Common Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and shall give written notice to the Corporation at said office that he elects so to convert said Class B Common Stock in accordance with the terms of this Paragraph 4(c), and shall state in writing therein the name or names in which he wishes the certificate or certificates for Class A Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Class B Common Stock and the Corporation, whereby the holder of such Class B Common Stock shall be deemed to subscribe for the amount of Class A Common Stock which he shall be entitled to receive upon such conversion, and, in satisfaction of such subscription, to deposit the Class B Common Stock to be converted and to release the Corporation from all liability under such Class B Common Stock (other than with respect to any dividends declared by the Corporation but not paid), and thereby the Corporation shall be deemed to agree that the surrender of the certificate or certificates therefor and the extinguishment of liability on such Class B Common Stock (other than with respect to any dividends declared by the Corporation but not paid) shall constitute full payment of such subscription for Class A Common Stock to be issued upon such conversion. The Corporation will as soon as practicable after such deposit of a certificate or certificates for Class B Common Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of said transfer agent (or other place as provided above) to the person for
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                                      -13-

whose account such Class B Common Stock was so surrendered, or to his nominee or nominees, a certificate or certificates for the number of full shares of Class A Common Stock to which he shall be entitled as aforesaid. Subject to the provisions of clause (ii) of Paragraph 4(d), such conversion shall be deemed to have been made as of the date of such surrender of the Class B Common Stock to be converted; and the person or persons entitled to receive the Class A Common Stock issuable upon conversion of such Class B Common Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date.

              (d) General. (i) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

              (ii) The Corporation shall not be required to convert Class B Common Stock, and no surrender of Class B Common Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Class B Common Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the conversion had been made on the date such Class B Common Stock was surrendered.

              (iii) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations with respect to the conversion of the outstanding shares of Class B Common Stock by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock required to be reserved for purposes of conversion hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the Corporation will use reasonable efforts to cause such shares to be duly registered or approved, as the case may be. The Corporation covenants that all shares of Class A Common Stock which shall be issued upon conversion of the shares of Class B Common Stock will, upon issue, be fully paid and nonassessable and not subject to any preemptive rights.

              (iv) The Corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of Class B Common Stock on the Corporation's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the record owner of shares of Class B Common Stock or is a Permitted Transferee, as the case may be.

         5.   Purchases.

         Subject to any applicable provisions of this Article FOURTH and to any limitations provided for in connection with any dividends or sinking fund for any of the Preferred Stock, or any other terms thereof, the Corporation may at any time or from time to time purchase or otherwise acquire shares of its Class A Common Stock or Class B Common Stock in any manner now or hereafter permitted by law, publicly or privately, or pursuant to any agreement.



         6.   Liquidation.

         In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of any Preferred Stock, the holders of the Class A Common Stock shall be entitled to share ratably with the holders of the Class B Common Stock as a single class in all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders, that is, an equal amount of such assets for each share of Class A Common Stock and Class B Common Stock. A consolidation or merger of the Corporation with or into any other corporation or corporations or a sale or other disposition of all or any part of the assets of the Corporation (which shall not in fact result in a liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a liquidation, dissolution or winding-up of the Corporation as those terms are used in this Paragraph 6.

         7.   Other Rights.

         Except as otherwise required by the Delaware Corporation Law or as otherwise provided in this Certificate of Incorporation, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights.

         Without limiting the foregoing, in the case of any distribution or payment (other than as a dividend subject to Paragraph 1 or distribution upon liquidation subject to Paragraph 6) on Class A Common Stock or Class B Common Stock upon the consolidation or merger of the Corporation with or into any other corporation or corporations or any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class.

         8.   Issuance of Additional Shares of Class B Common
Stock.

         Following the initial issuance of shares of Class B Common Stock by the Corporation, such shares shall be issued by the Corporation only (a) in payment of a stock dividend on then outstanding shares of Class B Common Stock in accordance with Paragraph 1; (b) in connection with a stock split, reclassification or other subdivision of then outstanding shares of Class B Common Stock in accordance with Paragraph 1; (c) upon exercise of options or warrants which are outstanding immediately prior to the initial issuance by the Corporation of shares of Class B Common Stock and which are, in connection with the reclassification of the Prior Common Stock provided by this Article FOURTH, converted into options to acquire or warrants exercisable for shares of Class B Common Stock; and (d) from time to time pursuant to the Corporation's Long-Term Performance-Based Incentive Plan adopted at the Corporation's 1997 annual meeting of stockholders, as such plan may be amended from time to time in accordance with its terms.

B.       Preferred Stock

         The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the Delaware Corporation Law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of Class A Common Stock and Class B Common Stock having the right to cast a majority of the votes at a meeting at which all holders of Class A Common Stock and Class B Common Stock are represented without a vote of the holders of the Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

         FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

         SIXTH: Election of directors need not be by written ballot unless the By-laws of the Corporation so provide.

         SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         EIGHTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the full extent permitted by the Delaware General Corporation Law, as so amended.

         The Corporation shall indemnify to the full extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The right to indemnification conferred by this Article EIGHTH shall also include the right of such persons to be paid in advance by the Corporation for their expenses to the full extent permitted by the laws of the State of Delaware as from time to time in effect. The right to indemnification conferred on such persons by this Article EIGHTH shall be a contract right.

         Unless otherwise determined by the Board of Directors of the Corporation, the Corporation shall indemnify to the full extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Corporation), by reason of the fact that he is or was an employee (other than an officer) or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

         The rights and authority conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the By-laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

         Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Certificate of Incorporation or By-laws or of any statute inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an

                                      -18-
inconsistent provision.

         NINTH: Except as otherwise provided with respect to the holders of any one or more series of Preferred Stock:

         (a) Special meetings of stockholders for any purpose or purposes shall be called solely by resolution of the Board of Directors, acting by not less than a majority of the entire Board, and the power of stockholders to call a meeting is specifically denied; no business shall be transacted and no corporate action shall be taken at a special meeting of stockholders other than that stated in the notice of such meeting; and

         (b) Effective upon the registration of any class of the Corporation's equity securities under section 12 of the Securities Exchange Act of 1934, as amended, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting except upon the unanimous written consent of all stockholders entitled to vote thereon.

         TENTH: This Restated Certificate of Incorporation is effective at the close of business on the date that it is filed with the Secretary of State of the State of Delaware.